Exhibit 10.28

ASSET PURCHASE AGREEMENT

By and Between

MDC SYSTEMS & SERVICES, INC.

AND

VANTAGEMED CORPORATION

Dated as of September 19, 2003

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (together with the recital, the Schedules and Exhibits attached hereto, this “Agreement”) is entered into as of the 19th day of September, 2003 by and between MDC Systems & Services, Inc., a/k/a MDC Services, Inc., a North Carolina corporation (“Purchaser”), and VANTAGEMED Corporation, a Delaware corporation and Trend Sierra Corporation, a Delaware corporation, a wholly-owned subsidiary of VantageMed Corporation (“Seller”).

WHEREAS, the Seller desires to sell to the Purchaser, and the Purchaser wishes to acquire from the Seller, certain assets and property of the Seller being certain software, equipment, hardware, contracts and certain intangibles and contracts used or useful in connection with the Seller’s business currently operated under the trade names of “DentalMate” and “VantageMed” and located in, among others, Rancho Cordova, California (the “Business”); and

NOW, THEREFORE, in reliance upon the respective representations and warranties made herein and in consideration of the mutual promises, agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1                                 Definitions.  As used in this Agreement, the following terms have the meaning specified or referred to in this Article 1:

“Actions” is defined in Section 5.6.

“Affiliate” of a specified Person is a Person that (i) directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified, or (ii) in the case of a natural person, is a spouse, linear ancestor, linear descendant or legal representative or trustee of any such specified natural person, or (iii) is an officer, director, trustee, employee, stockholder, member, partner, principal or trust for the benefit of any Person referred to in the preceding clause (i) or (ii).

“Agreement” is defined in the preamble to this Agreement.

“Allocation Schedule” is defined in Section 3.2.

“Assumed Contracts” is defined in Section 5.7.

“Assumed Liabilities” means those Liabilities of Seller which are: (i) attributable to periods after the Closing under any or all the Assumed Contracts; or (ii) listed on Schedule 2.3 hereto.

“Bill of Sale” is defined in Section 4.2(a).

“Administrative Services Arrangement” is defined in Section 7.6.

“Claims” means, with respect to Seller, all claims, damages, losses, liabilities, costs, causes of action, choses in action, rights of recovery and rights of set-off of whatever kind or description against any Person or arising out of or relating to the VantageMed Corporation.

“Closing” is defined in Section 4.1.

“Closing Date” is defined in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Competitive Activity” is defined in Section 7.11.

“Contract” means any of the agreements, arrangements, contracts, leases, notes, loans, evidences of indebtedness, purchase orders, letters of credit, joint venture agreements, co-branding agreements, intellectual property agreements, distributor agreements, franchise agreements, undertakings, confidentiality agreements, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, policies, purchase and sales orders, quotations and other executory commitments, in each case, related to, used or useful in the DentalMate Business, to which Seller is a party or to which any of its assets are subject, whether oral or written, express or implied.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through (i) the ownership of voting shares, (ii) general partnership or limited liability company or membership interests, (iii) common directors or trustees or (iv) by contract or otherwise.

“Damages” is defined in Section 9.1.

“Diligence Documents” means all information, representations, reports, agreements, certificates, instruments and other documents delivered, or required to be delivered, to Purchaser, MDC Services, Inc. or their Affiliates or their advisors or legal counsel pursuant to Purchaser’s due diligence investigation of Seller in connection with the transactions contemplated hereby.

“DentalMate Business” means Seller’s business of developing, creating, producing,  distributing and selling products and services relating to the DentalMate product.

“Encumbrances” means any claim, lien, pledge, option, charge, easement, security interest, encumbrance or other right of third parties.

 “MDC” means MDC Systems & Services, Inc., a/k/a MDC Services, Inc., a North Carolina corporation.

“Excluded Assets” is defined in Section 2.2.

“Financial Statements” means, collectively, the Unaudited Financial Statements previously furnished to MDC.

“Governmental Authority” means the federal government, or any state or other political subdivision thereof, or any agency, court or body of the federal government, any state or political subdivision thereof, exercising executive, legislative, judicial, regulatory or administrative functions.

“Governmental Permits” is defined in Section 5.13.

“Law” means any law, statute, rule, regulation, ordinance, standard, code, order, judgment, decision, writ, injunction, decree, award or other governmental restriction including, without limitation, any policy or procedure issued or enforced by any Governmental Authority.

“Liability” of a Person means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by such Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Material Adverse Effect” means a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of a Person, or on the right or ability of a Person to execute, deliver or perform this Agreement or any Other Document.

“Noncompetition Agreements” is defined in Section 4.2(a).

“Other Document” means all other agreements, documents, certificates and instruments contemplated to be delivered or entered into by this Agreement including, without limitation, the Noncompetition Agreements.

“Permitted Encumbrances” means (i) liens for taxes and other governmental charges and assessments which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) liens which do not interfere with the use or transfer or detract from the value of the assets so encumbered.

“Person” means any natural person, business trust, corporation, partnership, limited liability company, joint stock company, proprietorship, association, joint venture, unincorporated association or other legal entity of whatever nature.

“Product on Order” is defined in Section 2.1(b).

“Proprietary Rights” is defined in Section 5.9(a).

“Purchase Price” is defined in Section 3.1(a).

“Purchaser” is defined in the preamble to this Agreement.

“Seller” is defined in the preamble to this Agreement.

“Tax” means any federal, state, local or foreign income, gross receipts, property, sales, use, license, franchise, employment, unemployment, payroll, withholding, required deposits, alternative or add-on minimum, ad valorem, value added, transfer or excise tax, any liability for Taxes imposed under Treasury Regulations §1.1502-6 and any liability as a successor or transferee, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Authority.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trade Secrets” is defined in Section 5.9(b).

“Transferred Assets” is defined in Section 2.1.

“Unaudited Financial Statements” is defined in Section 5.8(b).

1.2                                 Singular and Plural; Gender.  Whenever appropriate in the context, terms used in this Agreement in the singular also include the plural, and vice versa, and each masculine, feminine or neuter pronoun shall also include the other genders.

1.3                                 Meaning of “Including”.  As used herein, the word “including” shall be deemed to mean “including, without limitation” unless otherwise expressly provided in any instance.

1.4                                 Headings.  The article, section and other headings in this Agreement are used for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

1.5                                 Drafting.  The parties have participated jointly in the negotiation and drafting of this Agreement, and they agree that any ambiguity or question of intent or interpretation that may arise shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

PURCHASE AND SALE OF ASSETS

2.1                                 Transferred Assets.  Upon the terms and subject to the conditions of this Agreement and of the Other Documents, on the Closing Date, Seller shall sell, transfer, assign, convey and otherwise deliver to Purchaser, and Purchaser shall purchase from Seller, all of Seller’s right, title and interest in, to and under all of the assets of the DentalMate Business, other than the Excluded Assets, free and clear of any and all Encumbrances wherever located and whether or not carried or reflected on the books and records of Seller (collectively, the “Transferred Assets”), including, without limitation, the following:

(a)                                  all software, hardware, inventory, software development, tools, supplies and other personal property constituting fixed assets and tangible personal property, in each case owned, used or held for use by Seller in operating the DentalMate Business;

(b)                                 all of Seller’s right, title and interest in and arising out of its ownership of the Transferred Assets including, without limitation, all utility deposits which are owned or held by the Seller in connection with the DentalMate Business and all rights in and to the Assumed Contracts;

(c)                                  all rights in and to the names “DentalMate” including assumed or fictitious names, product names and logos, all rights to any and all associated logos, artwork or stylized designs, and to all trademarks, service marks, whether or not registered and all applications therefor, and whether under any statute or common law;

(d)                                 all of Seller’s right, title and interest in, to and under all of the following irrespective of where any of the same were issued, are pending or exist: United States and foreign trademarks and other marks, trade names, and other trade rights, whether or not registered and all applications therefor, in each case, which relate to or are used or useful in connection with the DentalMate Business; licenses, and other contractual rights with respect to the foregoing and other such property and intangible rights owned, used or held for use by Seller in connection with the DentalMate Business, together with all goodwill of Seller in connection therewith;

(e)                                  all procedures, designs, ideas, research records, inventions, records of inventions, test information, technical information, marketing know-how, proprietary statistical techniques, know-how, methodologies, trade secrets, market analyses, client delivery systems, processes, formulae, whether patented or patentable or not and other operating systems (and all related manuals, books, files, journals, plans, design specifications, descriptions, data, art work, software, computer programs and source code data related thereto including all current and historical data bases) owned, used or held for use by Seller in connection with the DentalMate Business;

(f)                                    all books, records, customer lists (past, present and future), customer information, marketing materials and information, copies of documents evidencing Intellectual Property Rights, new product development materials, creative materials, advertising and promotional materials, studies, reports, manuals and other documents, including, any confidential information which has been reduced to writing relating to Seller and the DentalMate Business;

(g)                                 all computer hardware and computer software, used, licensed or held for use by Seller in the conduct of the DentalMate Business;

(h)                                 all right, title and interest of Seller in and to all Assumed Contracts;

(i)                                     all right, title and interest of Seller in and to the DentalMate Business as a going concern, including its goodwill and all other tangible and intangible assets associated therewith;

(j)                                     all franchises, approvals, permits, authorizations, licenses, orders, registrations, certificates, variances, and other similar permits or rights obtained from any Governmental Authority relating to the DentalMate Business or to the Transferred Assets and all pending applications therefor;

(k)                                  all present telephone numbers used or held for use by Seller in the conduct of the DentalMate Business; and

(l)                                     any and all other personal and intangible property, licenses and permits useful or necessary to operate the DentalMate Business.

2.2                                 Excluded Assets.  Notwithstanding anything to the contrary contained herein, including Section 2.1 above, Seller shall retain all of its right, title and interest in and to, and shall not transfer to the Purchaser, any asset of Seller set forth below (collectively, the “Excluded Assets”):

(a)                                  the Purchase Price, cash, on hand and on deposit with banking institutions, securities and investments;

(b)                                 All accounts,  demand deposits, “cash collateral” (as defined in 11 U.S.C. Section 363 (a)), notes, bills, drafts, chattel paper, acceptances, instruments, tax refunds, insurance proceeds, prepaid expenses (except Products on Order),  deposits which are owned or held by the Seller in connection with the DentalMate Business (collectively, the “Accounts”);

(c)                                  any insurance claims or recoveries for claims arising prior to the Closing Date;

(d)                                 any minute books, stock records, tax returns and similar records and any other documents which Seller is required by law to retain in its possession, and such writings pertinent to financial or administrative matters to the extent not germane to the DentalMate Business, the Transferred Assets or the Assumed Liabilities (including records and documents relating to the Excluded Assets and Excluded Liabilities);

2.3                                 Assumption of Liabilities.  At the Closing, subject to the terms and conditions of this Agreement, Purchaser agrees to assume and become responsible for all of the Assumed Liabilities. Purchaser agrees to accept all service obligations on products sold by the Seller prior to the Closing as part of the Business but does not accept or assume any other obligations or liability in connection thereof. Except for obligations related to both the Contracts and Assumed Contracts, and assumed by the Purchaser in accordance with this Agreement, the liability to perform customer support for prepaid maintenance agreements and certain accrued vacation time set forth below for employees of the Seller, the Purchaser shall assume no liabilities or obligations of the Seller of any kind or nature whatsoever (whether fixed or contingent, direct or indirect), whether known or unknown, absolute or otherwise with respect to any debts, liabilities, contracts, commitments, obligations or otherwise, whether or not relating to the Seller, the DentalMate Business, or any of the Assets.  Particularly, but without limiting the foregoing, the Purchaser shall not be liable for, and the Seller shall remain solely liable for, any and all obligations other than accrued vacation pay not to exceed $16,527.31 in the aggregate relating to the Seller’s employees accrued as of the Closing, the deferred revenue amounting to $49,265.09 and any duties to perform related to those deferred revenues, the payroll (including taxes) paid by Seller through September 30, 2003 for the days subsequent to the Closing and the prepayment of benefits by the Seller for Seller’s employees for the period of paid coverage following the closing date.  Other than said accrued vacation pay, deferred revenue, subsequent payroll and prepaid benefits, the Purchaser shall have no obligation to hire any of the Seller’s employees or to honor any of the Seller’s obligations or commitments to the Seller’s employees including, without limitation, any amounts due to the Seller’s employees for sick pay or any other statutory employee entitlements.

ARTICLE 3

CONSIDERATION

3.1                                 Consideration.  In consideration of the sale, transfer, assignment, conveyance, and delivery by Seller of the Transferred Assets and Assumed Liabilities on the Closing Date, and in reliance upon the representations, warranties, covenants and agreements made herein by Seller, Purchaser shall pay to Seller (a) cash in the amount of Five Hundred Thousand Dollars ($500,000.00) by wire transfer or other immediately available funds (“Initial Purchase Price”), (b) its promissory note and security agreement in the form of Exhibits A and C attached hereto in the principal amount of Fifty Thousand Dollars ($50,000.00) and its promissory note and security agreement in the form of Exhibits B and D attached hereto in the principal amount of Fifty Thousand Dollars ($50,000.00) (the amounts referenced herein in this Section 3.1(a) and (b) are hereinafter collectively referred to as the “Purchase Price”); and (c) assume the Assumed Liabilities in accordance with the terms herein and the Other Documents. The Initial Purchase Price shall be paid by the Purchaser to the Seller in cash, wire transfer, bank or certified check or other form of immediately available funds at the Closing As of the day prior to the Closing Date, the parties conducted, or caused to be conducted, a physical inventory of all of the inventory of the Seller both on hand and on order including, but not limited to, raw materials, work-in-progress and finished goods (the “Inventory”). The seller shall pay for the $2,874.99 for the pre-payment of October benefits for the current DentalMate employees. The Seller shall assign any purchase orders for Inventory items as of the Closing Date to the Purchaser and the cost of such ordered Inventory items is included in the value of the total Inventory.  Accordingly, the Seller shall pay the invoice related to such ordered Inventory items that are included in the Inventory.

3.2                                 Tax Allocations.  Purchaser and Seller shall endeavor in good faith to determine the allocation for tax purposes of the Purchase Price among the Transferred Assets and prepare an allocation schedule (the “Allocation Schedule”) in connection therewith in accordance with Section 1060 of the Code and the regulations thereunder. Within thirty (30)

days of the Closing Date, Purchaser and Seller shall each sign the Allocation Schedule and return an executed copy thereof to the other party.  Purchaser and Seller each agree to file IRS Form 8594, and all federal, state, local and foreign (if any) tax returns in accordance with the Allocation Schedule.  Purchaser and Seller each agree to provide the other promptly with any other information required to complete IRS Form 8594.  Purchaser and Seller agree they will not take or cause to be taken any action that would be inconsistent with such allocation.  Each of the parties to this Agreement agrees that all tax returns made by such party, or by any Affiliate, will accurately reflect such allocation.

ARTICLE 4

CLOSING

4.1                                 Closing.  The closing of the transactions provided for in this Agreement (the “Closing”) will take place simultaneously with the execution and delivery of this Agreement at the offices of Seller, at 10 a.m. (P.D.T.) on September 19, 2003, or at such other place or at such other time as shall be mutually agreed upon by Seller and Purchaser (the “Closing Date”).  Time shall be of the essence for all purposes under this Agreement.

4.2                                 Deliveries on the Closing Date.

(a)                                  At the Closing, Seller will deliver, or cause to be delivered, to Purchaser the following:

(i)                                     the Transferred Assets;

(ii)                                  a Bill of Sale in the form attached hereto as Exhibit B, duly executed by Seller;

(iii)                               the Assignment and Assumption Agreement in the form attached hereto as Exhibit E (the “Assignment and Assumption Agreement”) duly executed by Seller;

(iv)                              a certificate of an officer of Seller, dated the Closing Date, that attaches (i) the resolutions of the Board of Directors and the stockholders of Seller authorizing the execution of this Agreement and the performance of the contemplated transactions and (ii) an incumbency certification and signatures of the officers of Seller executing this Agreement in form satisfactory to Purchaser;

(v)                                 various certificates, instruments, and documents referred to in this Agreement, and such other certificates, instruments, and documents, as Purchaser shall deem necessary in its reasonable discretion in order to effectuate the transactions contemplated herein, in form and substance reasonably satisfactory to Purchaser.

(b)                                 At the Closing, the Purchaser shall deliver to the Seller the Purchase Price and the Assignment and Assumption Agreement duly executed by the Purchaser.

4.3                                 Manner of Payment of Purchase Price.  The Purchase Price shall be paid to Seller by wire transfer of funds to an account as specified in writing by Seller prior to the Closing Date.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser on the date hereof and as of the Closing Date:

5.1                                 Organization; Certificate of Incorporation; Bylaws. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and to operate and use the Transferred Assets and the DentalMate Business, and is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction set forth on Schedule 5.1 annexed hereto, constituting the only jurisdictions in which the nature of the DentalMate Business and the Transferred Assets makes such qualification necessary.  Seller has heretofore delivered to Purchaser complete and correct copies of the certificate of incorporation and bylaws of Seller as currently in effect.

5.2                                 Authority; Due Execution.  Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and each Other Document to which Seller is a party, by Seller have been duly authorized and approved by Seller’s board of directors and stockholders and do not require any further authorization or consent of Seller or its stockholders. This Agreement and each Other Document to which such Seller is a party have been duly executed and delivered by such Seller and (assuming due execution and delivery by Purchaser) this Agreement and each Other Document when executed and delivered, will constitute a legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

5.3                                 Subsidiaries and Equity Investments.  Seller has no subsidiaries and does not own, directly or indirectly, any investments, capital stock or other equity or ownership interests in any other Person which relate to the DentalMate Business.

5.4                                 No Violation; No Consents.  Neither the execution and delivery of this Agreement or of any of the Other Documents by Seller, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)                                  conflict with, result in a violation, breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance and Encumbrances which will be discharged as of the Closing Date) upon any of the Transferred Assets or the DentalMate Business, under (i) any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller, (ii) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Seller is a party or any of the Transferred Assets is subject or by which Seller is bound or (iii) to Seller’s knowledge any Law applicable to Seller or to the Transferred Assets; or

(b)                                 except with respect to the contract specified within Section 7.5 (c) of this Agreement, no contracts require the consent, approval, order, action or authorization of, or registration, declaration or filing with or notice to, any Person in connection with the execution and delivery of this Agreement, any of the Other Documents or the performance by Seller of the transactions contemplated hereby or thereby to be performed by it.

5.5                                 No Third-Party Options.  There are no existing agreements with, options or rights of, or commitments to, any Person to acquire Seller or any portion or all of the Transferred Assets, the DentalMate Business or any interest therein.

5.6                                 Litigation.  Except as disclosed in Schedule 5.6, there is no charge, complaint, action, order, writ, injunction, judgment or decree outstanding or claim in writing, suit, litigation, proceeding, labor dispute, or arbitral action (collectively, “Actions”) pending or to Seller’s knowledge threatened or anticipated against, relating to or affecting the transactions contemplated by this Agreement, the Seller, the Transferred Assets, the Assumed Contracts or the Assumed Liabilities. Seller is not in default with respect to any judgment, order, writ, injunction or decree of any Governmental Authority, and there are no unsatisfied judgments against Seller. No event has occurred, circumstances exist or investigation that, to Seller’s knowledge, could reasonably be expected to give rise to or serve as a basis for the commencement of any Action.

5.7                                 Contracts.  Each of the Contracts listed on Schedule 5.7 (the “Assumed Contracts”) is a legal, valid, and binding obligation of Seller and, to Seller’s knowledge, of each other party thereto, subject as to enforceability to applicable bankruptcy, insolvency, reorganization, moratorium, and similar Laws affecting creditors’ rights and remedies generally, and general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  Neither Seller nor any other party to any of the Assumed Contracts is in breach, violation or default (whether with or without the giving of notice, lapse of time, or both) thereunder.

5.8                                 Financial Statements and Related Matters.

(a)                                  Interim Financial Statements. Seller has also delivered to Purchaser the unaudited consolidated balance sheet of the Seller’s DentalMate Business for the months of June, July and August 2003 and the related consolidated statements of income for the months then ended (the “Unaudited Financial Statements”).  The Unaudited Financial Statements present fairly, in all material respects, the financial position and results of operations of Seller’s DentalMate Business as of the dates and periods indicated in each case in accordance with GAAP, subject to normal recurring year-end adjustments (which would not be material in the aggregate) and the absence of notes.

(b)                                 Accounts Receivable.  The accounts receivable reflected on the Financial Statements present fairly, in all material respects, the financial position with respect to the accounts receivable for all periods stated.  All accounts receivable reflected in the Financial Statements and all accounts receivable arising after the date thereof up to and including the Closing Date arose and will arise from bona fide transactions in the ordinary course of business except as set forth in Section 7.14.

5.9                                 Intellectual Property.

(a)                                  Proprietary Rights.

(i)                                     Schedule 5.9(a) sets forth (A) all of the federal, state or foreign registrations of trademarks, service marks and other marks or trade names of owned by Seller and used or usable in the DentalMate Business and all pending applications for any such registrations, (B) all of the federal and foreign patent, and copyright (including proprietary software) registrations and all pending applications for any such registrations relating to the DentalMate Business and (C) all other patents, copyrights, trademarks, service marks and other marks, trade names and other intellectual property, except generally available off-the-shelf programs, used or licensed by or for Seller in connection with the DentalMate Business (the items referred to in clauses (A) through (C) above are collectively referred to herein as “Proprietary Rights”), which are owned, used or licensed by Seller.  Each of the registered Proprietary Rights listed on Schedule 5.9(a) has the registration number and issue date set forth therein and each of the applications for registration listed Schedule 5.9(a) has the application number and filing date set forth therein.

(ii)                                  Except as disclosed on Schedule 5.9(a) (ii), Seller is the exclusive owner of all right, title and interest in and to each of the Proprietary Rights listed on Schedule 5.9(a), free and clear of any and all Encumbrances, and no other Person has the right to use any of such Proprietary Rights in commerce either in the identical form or in such near resemblance thereto as may be likely to cause confusion or to cause mistake or to deceive within the context of common law and statutory principles applicable to intellectual property matters.  All of the registrations for the Proprietary Rights listed on Schedule 5.9(a) are valid and in force and all applications for registration listed on Schedule 5.9(a) are pending and in good standing, all without challenge of any kind.

(iii)                               All licenses pursuant to which Seller licenses or otherwise has the right to use any Proprietary Rights are listed on Schedule 5.9(a) (iii).  All of such licenses are in full force and effect and no breach or default thereunder (or any event which would constitute a breach or default with notice or lapse of time or both) have occurred.  Except as disclosed on Schedule 5.9(a) (iii), (A) no Person has a right to receive any royalty or similar payment in respect of any Proprietary Rights, whether pursuant to any contractual arrangements entered into by Seller or otherwise and (B) upon consummation of the transactions contemplated by this Agreement and the Other Documents, Purchaser will be entitled to continue to use all Proprietary Rights without the payment of any additional fees, licenses or other payments as a result of such transactions.  Seller has delivered to Purchaser true, complete and correct copies of all of the licenses listed on Schedule 5.9(a) (iii).

(iv)                              All of the Proprietary Rights of Seller are valid and enforceable rights of Seller and will not cease to be valid and in full force and effect by reason of the execution and delivery of this Agreement or the Other Documents or the consummation of the transactions contemplated hereby or thereby.

(v)                                 Schedule 5.9(a) identifies each registered and unregistered trademark, trade name, service mark, service name and other proprietary mark or fictitious name at any time owned by Seller or under which Seller has ever conducted business or marketed any products or services relating to the DentalMate Business.

(b)                                 Trade Secrets.

(i)                                     Seller owns exclusively, and has the exclusive and unrestricted right to use, all trade secrets, including “know-how,” inventions, designs, customer lists, processes and technical data and information relating to the DentalMate Business (collectively, “Trade Secrets”), free and clear of any and all Encumbrances, including, without limitation, any claim of any present or former employee of or consultant to Seller.  Schedule 5.9(b) contains a list of the headings or titles and, where appropriate, a general, non-confidential description of all Trade Secrets.

(ii)                                  Seller has taken reasonable security or other appropriate measures to protect the secrecy, confidentiality and value of all Trade Secrets.

(c)                                  Infringements.  To Seller’s knowledge neither (i) the use of each of the Proprietary Rights and the Trade Secrets by Seller nor (ii) any of Seller’s other activities or business operations has infringed upon or otherwise violated, or is infringing upon or otherwise violating, any intellectual property rights of any third Person, and no proceeding has been instituted or threatened against, and Seller has received no notice (and there is no basis for any claim) alleging that the use of any of the Proprietary Rights or Trade Secrets by Seller, or any of its other activities or business, infringes upon or otherwise violates the rights of any third Person or which otherwise challenges the validity, ownership or use of any of the Proprietary Rights or Trade Secrets by Seller.  Seller has not given notice to any Person that it is infringing on any of the Proprietary

Rights or Trade Secrets, and to Seller’s knowledge no Person is infringing on any of the Proprietary Rights or Trade Secrets.

(d)                                 Adequacy of Intellectual Property.  The Proprietary Rights, the Trade Secrets and the generally available off-the-shelf programs used in the DentalMate Business constitute all of the intellectual property used by Seller in, and constitute all of the intellectual property necessary for, the conduct of the DentalMate Business as presently conducted.

5.10                           Taxes and Tax Returns.

(a)                                  Seller has timely filed in accordance with Applicable Laws, all Tax Returns required to be filed with respect to the DentalMate Business (other than the Tax Returns set forth on Schedule 5.10), operations or Transferred Assets, and all Taxes shown as due on such Tax Returns have been timely paid, except for Taxes that are being contested in good faith by appropriate proceedings (all of which are disclosed on Schedule 5.10).  All Tax Returns filed by Seller were prepared in compliance with all Applicable Laws and were true, complete and correct as of the date on which they were filed or as subsequently amended to the date hereof and no facts have later become known to Seller to the contrary.

(b)                                 With respect to the employees and former employees of Seller’s DentalMate Business, Seller has complied with all Applicable Laws relating to the withholding of Taxes and have timely collected or withheld and paid over (and up to but not including the Closing Date, will have timely collected or withheld and paid over) to the proper Governmental Authorities all amounts required to be so collected or withheld and paid over for all periods up to (but not including) the Closing Date under all Applicable Laws.

(c)                                  Except for waivers and extensions disclosed on Schedule 5.10, there are no waivers or extensions of any applicable statute of limitations for the assessment or collection of Taxes with respect to any Tax Return that relates to or could effect the operations or Transferred Assets, which waivers or extensions currently are in effect, and no request for any such waiver or extension is currently pending.

(d)                                 There are no Tax rulings, request for rulings or closing agreements relating to Seller which could affect the operations or Transferred Assets for any period after the Closing Date.

(e)                                  (A) Seller is not a party to, bound by or subject to any Tax allocation or Tax sharing agreement (or similar agreement), by which Purchaser will be bound, will be subject to, or will owe any amounts under after the Closing, (B) Seller does not have any current or potential contractual obligation to indemnify any other person with respect to Taxes under which it will be obligated or will owe amounts after the Closing which could result in any Liability to Purchaser.

(f)                                    Schedule 5.10 sets forth a list of states, territories and jurisdictions in which Seller is required to file Tax Returns for the DentalMate Business.  No written claim has ever been made by a taxing authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by such jurisdiction.

(g)                                 There are no Liens for Taxes (other than for Taxes not yet due and payable) upon the Transferred Assets, except with respect to Taxes that are not yet due and payable (all of which are disclosed on Schedule 5.10) and for payment of which Taxes adequate reserves have been disclosed to Purchaser.  No tax liabilities of Seller will adversely affect Purchaser’s ownership or use of the Transferred Assets.

(h)                                 No power of attorney has been granted by Seller with respect to any matter relating to Taxes of Seller or the Transferred Assets which power of will remain in force on or after the Closing Date with respect to any Transferred Assets.  Any such power of attorney with respect to periods beginning on or after the Closing Date will be revoked prior to the Closing.

5.11                           Title to and Adequacy of Transferred Assets.  (a)  Seller has, and Seller shall convey to Purchaser at Closing, good, valid, and marketable title to or a valid leasehold interest in all of the Transferred Assets, whether real or personal, tangible or intangible, including, without limitation, those reflected on the Financial Statements free and clear of all Encumbrances.

(b)                                 (1) The Transferred Assets owned, leased or licensed by Seller on the date hereof constitute all of the assets used by, necessary for, or usable by Seller in, and constitute all of the assets necessary for, the operation of the Transferred Assets and the conduct of the DentalMate Business as currently conducted.  (2) To Seller’s knowledge, all of the tangible Transferred Assets material to the operation of the DentalMate Business owned, leased or licensed by Seller are (i) structurally sound with no material defects, (ii) in good operating condition and repair, subject to ordinary wear and tear and (iii) not in need of maintenance or repair except for ordinary, routine maintenance and repair.

5.12                           Leased Personal Property.  Schedule 5.12 contains a list as of the Closing Date of all machinery, equipment, computer hardware and related peripheral equipment, vehicles, furniture and other tangible personal property leased by Seller and used in the DentalMate Business.  Schedule 5.12 contains a list of all leases or other agreements or rights, whether written or oral, under which Seller is a lessee of, or holds or operates, any such tangible personal property in connection with the DentalMate Business.  Seller has a valid and existing leasehold interest in all such leased property, the other parties thereto are not in breach of or default under (including any circumstances that would result in a breach or default under such leases with notice or lapse of time or both) any such leases and all such leases are in full force and effect.  True, complete and correct copies of all written leases referred to on Schedule 5.12 have been delivered to Purchaser.  Consummation of the transaction contemplated by this Agreement and the Other Documents does not require the consent of any lessor under any such lease.

5.13                           Governmental Permits.

(a)                                  Seller owns, holds or possesses all governmental licenses, franchises, permits, privileges, variances, immunities, approvals, certificates, rights and other authorizations which are necessary or required to entitle it to own, lease, operate and use the Transferred Assets and properties and to carry on and conduct the DentalMate Business as currently conducted or as proposed to be conducted (collectively, “Governmental Permits”).  Schedule 5.13 sets forth a list of each Governmental Permit held by Seller as of the date of this Agreement.  True, complete and correct copies of all of the Governmental Permits listed on Schedule 5.13 have been delivered to Purchaser.

(b)                                 Seller has fulfilled and performed its obligations under each of its respective Governmental Permits, and to Seller’s knowledge, no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under, or would permit revocation or termination of, any such Governmental Permit.  Each of the Governmental Permits is valid, subsisting and in full force and effect.  The consummation of the transactions contemplated by this Agreement and the Other Documents (including the transfer or assignment of the Governmental Permits to Purchaser) will not result in any breach or default (or event which would constitute a breach or default with notice or lapse of time or both) or forfeiture of rights under any Governmental Permit.

5.14                           Insurance.  Seller’s existing insurance policies and binders are in full force and effect and all premiums required to be paid thereunder on or prior to the date hereof have been paid and all such premiums required to be paid on or prior to the Closing Date shall have been paid on or prior to such date. Seller has complied with each of such insurance policies and binders and has not failed to give any notice or present any claim thereunder in a due and timely manner.  There are no outstanding unpaid claims under any of such insurance policies or binders for damages which have not been repaired by Seller.  Other than insurance on the boiler/turbine generator, Seller has not received any notice of cancellation or nonrenewal of any such policy or binder, and Seller has no knowledge of any facts or circumstances that might form the basis for termination of any such policies or binders.  Such policies and binders are adequate in accordance with the practices prevailing in the industries in which Seller conducts the DentalMate Business to insure fully, less standard deductibles, against all risks to which Seller and its properties or Transferred Assets are exposed.  At no time was there a period in which Seller lacked such insurance coverage with respect to the DentalMate Business as then conducted.  Seller has no knowledge of any facts or circumstances that are reasonably likely to form the basis for any claim against Seller not fully covered by such policies or binders.

5.15                           Customers and Suppliers.  Schedule 5.15 sets forth the current customers and clients of Seller’s DentalMate Business.  No such customer or client has notified Seller that it is terminating, cancelling, limiting or otherwise changing its business relationship with the DentalMate Business, and, to Seller’s knowledge, no such customer or client has threatened to do so, including as a result of the consummation of the transactions contemplated by this Agreement and the Other Documents.

5.16                           Brokers, Finders and Agents.  Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, agent,

intermediary, or Person in any other similar capacity, for or on account of the transactions contemplated by this Agreement.

5.17                           Solvency. After consummation of the transactions called for by this Agreement and the Other Documents, Seller is and shall continue as a going concern and has sufficient capital and assets to pay and satisfy all obligations as they become due.

5.18                           Compliance with Law. To Seller’s knowledge, Seller has complied in all material respects with each Law of any Governmental Authority to which it is subject and is not currently in material violation or in default under any such Law.

5.19                           Disclosure.

(a)                                  No Misstatements or Omissions.  No (i) representation or warranty made by Seller contained in this Agreement or any of the Other Documents, (ii) written statement attached to this Agreement or any of the Other Documents as an annex, schedule or Exhibit, (iii) certificate furnished or to be furnished by Seller to Purchaser or its representatives in connection with this Agreement or any of the Other Documents or pursuant hereto or thereto or (iv) Diligence Document, in the case of any of the foregoing contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein contained not false or misleading taken as a whole as of the date of this Agreement.

(b)                                 Disclosure of Adverse Facts.  Seller has disclosed to Purchaser all adverse material facts relating to (i) Seller, the DentalMate Business, the Transferred Assets, including with respect to its properties, condition (financial and otherwise), results of operations, liabilities, customers, suppliers or prospects or (ii) the ability of Seller to perform under this Agreement and the Other Documents and to carry out the transactions contemplated herein and therein.

(c)                                  Copies.  All documents (including, without limitation, all agreements, contracts, leases, permits and corporate, partnership, limited liability company or other organizational documents) furnished to Purchaser, hereunder or in connection herewith or under or in connection with the Other Documents are in effect and are true, complete and correct copies of the originals thereof and any originals delivered are true and complete.

5.20                           Employees.  All of the Seller’s employees are at-will employees.  The Seller does not have any employment contracts or other agreements with persons employed or engaged by the Seller in the operation of the DentalMate Business.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to Seller that:

6.1                                 Organization.  Purchaser is a corporation validly existing and in good standing under the laws of the State of North Carolina.

6.2                                 Corporate Authority; Due Execution.  Purchaser has full corporate power and authority to enter into this Agreement and each Other Document to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of this Agreement and of each Other Document to which it is a party has been duly authorized by all requisite corporate action.  This Agreement has been, and each of the Other Documents to which Purchaser is a party will be, as of the Closing Date, duly executed and delivered by Purchaser, and (assuming due execution and delivery by Seller and the other parties thereto) this Agreement constitutes, and each of such Other Documents, when executed and delivered, will constitute, a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, fraudulent conveyance, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

6.3                                 Brokers, Finders and Agents.  Neither Purchaser nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, agent, intermediary, or Person in any other similar capacity, for or on account of the transactions contemplated by this Agreement.

6.4                                 Solvency. After consummation of the transactions called for by this Agreement and the Other Documents, Purchaser is and shall continue as a going concern and has sufficient capital and assets to pay and satisfy all obligations as they become due.

6.5                                 No Conflicts; No Consents.  Neither the execution and delivery of this Agreement or of any of the Other Documents by Purchaser nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a)                                  conflict with, result in a violation, breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) any of the terms, conditions or provisions of the certificate of incorporation or bylaws of the Purchaser, (ii) any other note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Purchaser is a party or by which Purchaser is bound or (iii) any order, judgment, or decree, law, statute, rule, or regulation applicable to the Purchaser; or

(b)                                 legally requires the consent, approval, order, action or authorization of, or registration, declaration or filing with or notice to, any Person in connection with the execution and delivery of this Agreement, any of the Other Documents or the performance by the Purchaser of the transactions contemplated hereby or thereby to be performed by it.

ARTICLE 7

CERTAIN COVENANTS

7.1                                 Retained Liabilities.  Except for the Assumed Liabilities, Seller shall timely pay all Liabilities arising or resulting from or in connection with (i) the Transferred Assets or Seller’s conduct of the DentalMate Business and (ii) any and all assets of Seller other than the Transferred Assets.  Purchaser shall pay each of the Assumed Liabilities in accordance with their respective terms.

7.2                                 Tax Matters.  Except for sales and use taxes imposed by any taxing authority on Purchaser as a result of Purchaser’s purchase of the Transferred Assets, all bulk sales, documentary, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to such transfer, documentary, stamp, registration and other Taxes and fees, including bulk sales filing requirements.

7.3                                 Change of Name.  From and after the Closing Date, neither Seller not its Affiliates shall use the name or any trademark, service mark, trade name or other symbol or designation confusingly similar to any trademark service mark, trade name or other symbol or designation used or usable in or associated with the DentalMate Business for any purpose whatsoever.

7.4                                 Employee Matters.  Purchaser may, as Purchaser shall determine in its sole discretion, extend offers of employment to any employee or employees of Seller necessary to conduct the operations of the DentalMate Business.  For clarification and not by reason of limitation, neither Purchaser, nor any of their Affiliates, shall be under any limitation or restriction whatsoever in hiring or solicitation of any of DentalMate Business’s employees, customers or venders, upon or after the Closing.  Nothing in this Agreement shall be construed to limit Purchaser’s or Seller’s right to terminate the employment of any employee hired by Purchaser pursuant to this Section 7.4.

7.5                                 Transition of Business.  Seller shall enter into an agreement with Purchaser (“ Administrative Services Agreement”) providing for such services as defined therein in Exhibit 7.5.  Seller shall also provide the following:

(a)  Preparation and provision of technical design document which shall meet the specifications outlined by Purchaser via side letter and the source code of the Software at Closing;

(b)  Customary notification of Agreement and Assignment of individual contracts via letters to all clients and vendors specified by Purchaser in the form to be provided by Purchaser to mutually agreed to by Seller ;

(c)  Seller shall make best efforts to obtain either a signed current copy of the agreement with WebMD or written acknowledgment of same by WebMD in form and substance satisfactory to Purchaser.

7.6                                 Tax and Financial Reporting.  For tax and financial reporting purposes, Seller shall report for all results and be responsible, including with respect to all Taxes attributable to or derived from the DentalMate Business and income therefrom, for the DentalMate Business through the Closing Date and Purchaser shall report all results and be responsible for tax purposes for the DentalMate Business thereafter.

7.7                                 Use of Purchase Price.  Seller agrees to first use all or up to all of the Purchase Price to repay after the Closing any and all secured obligations of Seller on the Closing Date in such amounts to remove all Encumbrances relating to or affecting the DentalMate Business.

7.8                                 Corporate Examinations and Investigations.  Prior to the Closing Date, Purchaser shall be entitled, through their employees, advisors, consultants, representatives, contractors, counsel and independent accountants, to make such investigation of the assets, properties, business and operations of Seller’s DentalMate Business and such examination of the books, records and financial condition of Seller’s DentalMate Business as Purchaser determines appropriate, provided that any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances and in a manner so as not to interfere with the normal business operations of Seller.  Seller shall make available to such persons during such period all such information and copies of all such documents concerning its affairs as such persons may reasonably request, and shall cause its officers, employees, consultants, agents, accountants and attorneys to cooperate with such persons in connection with their review and examination.

7.9                                 Conduct of Business Prior to the Closing Date.  Except as set forth in Section 7.14, Seller agrees that prior to the Closing Date (a) the DentalMate Business shall be conducted only in the ordinary course consistent with past practice; (b) it shall not enter into any material agreement, commitment or instrument, except in the ordinary course of business, (c) it shall not sell, lease, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the assets or properties of the Seller relating to the DentalMate Business, except in the ordinary course of business consistent with past practices.

7.10                           Non-Compete.  Seller hereby agrees not to engage in any Competitive Activity during the period commencing on the Closing Date and ending on the third (3rd ) anniversary of the Closing Date.  For these purposes, a “Competitive Activity” shall mean, directly or indirectly, (i) owning, managing, operating, joining, controlling, participating in or becoming employed by (including without limitation, acting as a member of the board of directors of), (ii) rendering any services to (including without limitation, consulting or management services), advise or assistance of any nature on behalf of, or (iii) investing or acquiring any interest in (whether beneficial or not), in the case of any of the foregoing clauses (i), (ii) or (iii) above, any Person which operates a business which is competitive with the DentalMate Business as of the Closing Date anywhere in the world; provided, however, passive investments of no more than 5% in the aggregate of the equity securities of any such Person, which equity securities are publicly traded and listed for trading on any internationally recognized securities exchange (including without limitation, the National Association of Securities Dealers Automated Quotation system) shall not constitute Competitive Activities.  Seller further acknowledges that such restrictions are reasonable and necessary to protect the legitimate interests of Purchaser and its Affiliates and that any violation would result in irreparable injury to Purchaser and its Affiliates.

7.11                           Survival.  The representations, warranties, covenants and obligations contained in this Agreement, the Other Documents and each other document delivered in connection with the consummation of the transaction contemplated by this Agreement will survive the Closing for the time from and after the Closing Date as set forth in Section 10.4.  The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

7.12                           Access to Records.  The Purchaser will permit representatives of the Seller to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Purchaser, to all books and records of or pertaining to the Seller’s operation of its business prior to the Closing Date and of or pertaining to DentalMate, an Affiliate of the Seller.

7.13                           Collection of Accounts Receivable.  For a period of twelve (12) months commencing on the Closing Date, Purchaser shall use reasonable efforts to collect all accounts receivable of the Seller (the “Accounts”) which are specifically identified to Purchaser and set forth in Schedule 7.13 and sent to the Premises with sufficient detail to identify the invoice relating to said Account.  Schedule 7.13 shall be provided by the Seller to the Purchaser at Closing. Purchaser’s efforts shall include directing its billing staff to continue to collect and post the Accounts using current procedures and billing software during this 12-month period including crediting customer payments to invoices specified with such payments and, in the event that the customer fails to identify specifically the invoice to be paid, Seller and Purchaser shall cooperate with each other in good faith to identify whether said payment is allocable to Seller or Purchaser.  All monies collected by Purchaser on behalf of Seller shall be disbursed to a bank account identified by Seller in writing on a monthly basis no later than ten (10) days from the preceding month.  Purchaser shall provide monthly accounting statements to Seller together with other documents pertaining to the Accounts as are reasonably requested by Seller and as are sufficient to identify the invoice pertaining to such payments provided such documents were provided to Purchaser at Closing.  At the end of the 12-month period set forth in this Section, Purchaser shall have no further obligation to collect the Accounts, shall provide Seller with a final statement of the Accounts.

ARTICLE 8

CLOSING CONDITIONS

8.1                                 Conditions to Purchaser’s Consummation of the Acquisition.  The obligation of Purchaser to consummate the Acquisition shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Purchaser except as otherwise provided by law:

(a)                                  Representations and Warranties True.  Each of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing as through made on the Closing Date.

(b)                                 Performance by Seller.  Each of the covenants and obligations of Seller to be performed by it on or before the Closing Date pursuant to the terms of this Agreement, and each of the provisions hereof to be complied with by Seller on or before such date, shall have been duly performed and complied with in all material respects.

(c)                                  Authorization of Transaction.  All corporate or other organizational action required to be taken by or on the part of Seller to authorize the execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and Seller shall have full right and power to consummate transactions contemplated by this Agreement and the Other Documents on the terms and conditions provided herein and therein.

(d)                                 Absence of Litigation.  No action, suit or proceeding by or before any Governmental Authority shall have been instituted or threatened by any Governmental Authority or Person whatsoever which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or the Other Documents or which may affect the right of Purchaser to own or use the Transferred Assets or operate the DentalMate Business after the Closing.

(e)                                  Assignment of Transferred Assets. Seller shall have executed and delivered to Purchaser an Assignment and Assumption Agreement.

(f)                                    Termination of Encumbrances.  Purchaser shall have received to its satisfaction documentation with respect to the full cancellation and release of all Encumbrances on the Transferred Assets, including without limitation, executed UCC-3 Termination Statements or, in the alternative, a pay-off letter from the secured lenders of Seller stating that its Encumbrances on the Transferred Assets will be released upon payment to such lender of a sum certain.

(g)                                 Corporate Name.  Seller shall have executed and delivered to Purchaser such documents, instruments, certificates and assignments and taken such other actions as required by Purchaser or any Governmental Authority to sell, assign, convey and transfer to Purchaser all right, title and interest in and to the name DentalMate and any and all variations thereof used by Seller to identify the DentalMate Business as currently conducted.

(h)                                 No Adverse Change.  There shall have been no events which have resulted in or are likely to result in a Material Adverse Effect.

(i)                                     Due Diligence.  Purchaser shall be satisfied in its sole discretion as to the results of its due diligence investigation of the DentalMate Business operations, properties, assets, liabilities and condition, financial or otherwise.

(j)                                     Conduct of Business Prior to the Closing Date.  Seller (i) shall have conducted the DentalMate Business only in the ordinary course consistent with past practice; (ii) shall not have entered into material agreement, commitment or instrument, except in the ordinary course of business, (iii) shall not have sold, leased, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of the assets or properties of the Seller relating to the DentalMate Business, except in the ordinary course of business consistent with past practices.

(k)                                  Certificates and Other Documents.  Seller shall have furnished Purchaser with such certificates of Seller as Purchaser may reasonably request to evidence or certify compliance with the conditions set forth in this Section 8.1.  The form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in all respects to Purchaser and its counsel.

8.2                                 Conditions to Seller’s Consummation of the Acquisition.  The obligations of Seller to consummate the Acquisition shall be subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, each of which may be waived by Seller except as otherwise provided by law:

(a)                                  Representations and Warranties True.  Each of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date.

(b)                                 Purchaser’s Performance.  Each of the obligations of Purchaser to be performed by it on or before the Closing Date pursuant to the terms of this Agreement, and each of the provisions hereof to be complied with by Purchaser on or before such date, shall have been duly performed and complied with in all respects.

(c)                                  Authorization of Transaction.  All corporate action required to be taken by or on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the Other Documents and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken, and Purchaser shall have full right and power to consummate the Acquisition and the other transactions contemplated by this Agreement and the Other Documents on the terms and conditions provided herein and therein.

(d)                                 Absence of Litigation.  No action, suit or proceeding by or before any Governmental Authority shall have been instituted or threatened by any Governmental Authority or Person which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement or the Other Documents or which may affect the right of Seller to transfer the Transferred Assets.

(e)                                  Assignment and Assumption Agreement.  Purchaser shall have executed and delivered to Seller the Assignment and Assumption Agreement.

(f)                                    Certificates and Other Documents.  Purchaser shall have furnished Seller with such certificates of Purchaser as Seller may reasonably request to evidence or certify compliance with the conditions set forth in this Section 8.2.  The form and substance of all opinions, certificates and other documents hereunder shall be satisfactory in all respects to Seller and its counsel.

(g)                                 Purchase Price.  Purchaser shall have delivered to Seller the Purchase Price in immediately available funds.

ARTICLE 9

INDEMNIFICATION

9.1                                 Indemnification by Seller.  Seller shall indemnify, defend and hold harmless Purchaser, its Affiliates, and the officers, directors, employees and agents of Purchaser and its Affiliates, and each of their respective successors and assigns, from and against all Claims (including, without limitation, Claims by third parties), damages, losses, Liabilities, Taxes, costs and expenses (including, without limitation, settlement costs and any reasonable legal, accounting or other expenses for investigating or defending any actions or threatened actions) (collectively, “Damages”) arising out of or caused by (i) the failure of any representation or warranty made by Seller in this Agreement or any Other Document to be true and correct in all material respects when made, (ii) any breach of any covenant, agreement or obligation of Seller contained in this Agreement or any Other Document (iii) the ownership or operation of the DentalMate Business prior to the Closing Date (whether notice of such occurred before, on or after the Closing Date), and (iv) any liabilities relating to Taxes attributable to any taxable period of Seller, or relating to the use or ownership of any Transferred Asset, prior to or including the Closing Date.

9.2                                 Indemnification by Purchaser.  Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates, and the officers, directors, employees and agents of Seller and its Affiliates, and their respective successor and assigns from and against any Damages arising out of or caused by (i) the failure of any representation or warranty made by Purchaser in this Agreement or any Other Document to be true and correct in all respects when made, (ii) any breach of any covenant, agreement or obligation of the Purchaser contained in this Agreement or the Other Documents, (iii) the ownership or operation of the DentalMate Business after the Closing Date, or (iv) any of the Assumed Liabilities.

9.3                                 Indemnification Procedures.

(a)                                  Notice of Claim.  An indemnified party hereunder shall promptly give notice to the indemnifying party after learning of the assertion of any third party claim against the indemnified party as to which recovery may be sought against the indemnifying party pursuant to this Article 9.  The failure to give or delay in giving notice as required by this Section 9.3(a) in a timely fashion shall not result in a waiver of any right to indemnification hereunder except to the extent the indemnifying party is prejudiced thereby and then only to the extent of such prejudice.

(b)                                 Assumption of Defense by Indemnifying Party.  With respect to any third party claim for which any party may be entitled to indemnification pursuant to Sections 9.1 and 9.2, the indemnified party may assume primary responsibility for the defense of such claim, and may select legal counsel reasonably acceptable to the indemnifying party to conduct the defense of such claim.  If the indemnified party assumes and undertakes a defense of a third party claim or claims in accordance with the immediately preceding sentence, the indemnifying party shall be liable to the indemnified party for any reasonable attorneys’ fees and expenses incurred by the indemnified party in connection with such matter, after receiving notice from the indemnified party to the effect that it intends to take advantage of the provisions set forth in the immediately preceding sentence.  In the event the indemnified party assumes primary responsibility for the defense of any claim, the indemnifying party shall continue to pay the legal fees and expenses of counsel for the indemnified party and the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party.  The indemnified party shall have the right, with the consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed) to settle or compromise any such action on terms satisfactory to it; provided, however, that in the event the indemnifying party shall have failed to pay any of the payments required pursuant to Section 9.3(c) within sixty (60) days after receipt of an invoice therefor, then, in such event, the indemnified party shall be entitled to settle or compromise any such action without the consent of the indemnifying party.  The indemnified party agrees to keep the indemnifying party (or its legal representative) fully apprised of any such defense until the disposition of the claim.

(c)                                  Payment by Indemnifying Party.  Without limiting the generality of this Article 9, the indemnifying party shall promptly pay or reimburse the indemnified party for (i) the amount of any judgment rendered or settlement entered into, (ii) all Damages and expenses, legal or otherwise, incurred by the indemnified party in connection with the defense against such third party claim or litigation and (iii) all costs incurred by the indemnified party in the securing of such party’s rights under this Article 9.

9.4                                 INDEMNIFICATION LIMITATIONS.  In the event the Seller breaches any of its representations, warranties, and covenants contained in this Agreement, and, provided that the Purchaser makes a written claim for indemnification against the Seller pursuant to Section 9 within the requisite survival period, then the Seller shall indemnify the Purchaser through and after the date of the claim for indemnification resulting from the breach. All of the representations and warranties of the Seller and the Purchaser contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty four (24) months thereafter (“Indemnity Period”).

ARTICLE 10

MISCELLANEOUS

10.1                           Further Assurances.  Each party hereto will fully cooperate with each other and execute and deliver any and all instruments and take any and all other actions, after the date hereof and before the Closing and after the Closing, which may be necessary, proper or advisable, in good faith, to effectuate or evidence the provisions of this Agreement and the Other Documents and to consummate the transactions contemplated hereby and thereby.

10.2                           Waiver.  Any failure of Seller to comply with any of its obligations or agreements herein contained may be waived only in writing by Purchaser.  Any failure of Purchaser to comply with any of its obligations or agreements herein contained may be waived only in writing by Seller.

10.3                           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt of: hand delivery; certified or registered mail, return receipt requested; or facsimile transmission with confirmation of receipt:

(a)                                  If to Seller, to:

VANTAGEMED Corporation
3017 Kilgore Road, Suite 180
Rancho Cordova, CA 95670
Facsimile: XXX-XXX-XXXX
Telephone: XXX-XXX-XXXX
Attention:  Philip Ranger

(with a copy to)

(b)                                 If to Purchaser, to:

MDC Services, Inc.
XXX
XXXXX
Facsimile: XXX-XXX-XXXX
Telephone: XXX-XXX-XXXX
Attention: John M. Simpson

(with a copy to)

Cummins & Hession, P.C.
415 North LaSalle, Suite 603
Chicago, Illinois 60610
Facsimile:                                            XXX-XXX-XXXX
Telephone:                                    XXX-XXX-XXXX
Attention:  John J. Cummins, Esq.

Such names and addresses may be changed by written notice to each person listed above.

10.4                           GOVERNING LAW AND CONSENT TO JURISDICTION.  (a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS, AND NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

(b)                                 THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENT TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER DOCUMENTS (AS DEFINED HEREIN) OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND AGREES NOT TO COMMENCE ANY ACTION, SUIT OR PROCEEDING RELATED THERETO EXCEPT IN SUCH COURTS.  SELLER AND PURCHASER FURTHER HEREBY (I) IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY LAWSUIT, CLAIM OR OTHER PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, (II) IRREVOCABLY AND UNCONDITIONALLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM AN INCONVENIENT FORUM, AND (III) COVENANT AND AGREE NOT TO INSTITUTE ANY ACTION OR PROCEEDING IN ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.5                           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes as of the date first written above.  At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

10.6                           Entire Agreement.  This Agreement, including the Exhibits and Schedules hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter, including without limitation the Letter of Intent, dated June 2, 2003, between MDC and Seller.

10.7                           Amendment and Modification.  This Agreement may be amended or modified only by written agreement of the parties hereto.

10.8                           Binding Effect; Benefits.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns; nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties hereto and their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.9                           Assignability.  This Agreement shall not be assignable by any party hereto without the prior written consent of the other party except by operation of law.

10.10                     Bulk Sales. The Seller and the Purchaser hereby agree and acknowledge that compliance with the provisions of the bulk sales law of the State of North Carolina in connection with the transactions contemplated by this Agreement is waived.

10.11                     Attorneys’ Fees, Prevailing Parties.  In the event either party seeks judicial enforcement of its rights under this Agreement, then the prevailing party in such action shall be entitled to recover its costs incurred in such action including, but not limited to, reasonable attorneys’ fees.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the 19th day of September, 2003.

SELLER:

VANTAGEMED CORPORATION

By:	/s/ Richard M. Brooks

	Name:	Richard M. Brooks
	Title:	Chief Executive Officer

TREND SIERRA CORPORATION

By:	/s/ Richard M. Brooks
	Name:	Richard M. Brooks
	Title:	Chief Executive Officer

PURCHASER:

MDC SYSTEMS & SERVICES, INC.

By:	/s/ John M. Simpson
	Name:	John M. Simpson
	Title:	PRESIDENT

[Signature Page to Asset Purchase Agreement]

EXHIBIT A

PROMISSORY NOTE

$50,000.00	Date: September 19, 2003

1.               MDC Services, Inc. (“Borrower”) promises to pay to VantageMed Corporation (“Lender”), or order, in lawful money of the United States of America, the principal amount of Fifty Thousand Dollars ($50,000) or so much as may be outstanding on the unpaid outstanding principal balance.

2.               Interest shall not accrue on this Note. Borrower shall pay lender at Lender’s address or at such other place as Lender may designate in writing.

3.               The Borrower shall pay the outstanding principal in a single payment six months after the date written above.

4.               Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

5.               The terms of this Promissory Note may be amended by written consent of both parties to this agreement.

6.               Borrower will be in default if any of the following occurs:

a.               Borrower fails to make any payment when due;

b.              Borrower defaults in any promise Borrower has made to Lender in connection with this Note, or Borrower fails to perform promptly at the time and manner provided in this Note after 15 days notice and opportunity to cure;

c.               A receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by borrower or against Borrower under any bankruptcy or insolvency laws.

7.               Upon default, Lender at its sole discretion may declare the entire unpaid principal balance on the Note due within 15 days notice of such default if default is not cured, and then Borrower will pay that amount. Subject to any limits under applicable law, Borrower shall be responsible for, in the event of default, Lender’s reasonable attorneys’ fees which may now or hereafter be permitted by law and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

8.               Lender may delay or forego enforcing any of its rights or remedied under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL OF THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

“Buyer”	“Seller”
MDC Services, Inc.	VantageMed Corporation
By: John M. Simpson, President

/s/ John M. Simpson	By:	/s/ Richard M. Brooks

	Name:	Richard M. Brooks

	Title:	Chief Executive Officer

EXHIBIT B

PROMISSORY NOTE

$50,000.00	Date: September 19, 2003

1.               MDC Services, Inc. (“Borrower”) promises to pay to VantageMed Corporation (“Lender”), or order, in lawful money of the United States of America, the principal amount of Fifty Thousand Dollars ($50,000) or so much as may be outstanding on the unpaid outstanding principal balance.

2.               Interest shall not accrue on this Note. Borrower shall pay lender at Lender’s address or at such other place as Lender may designate in writing.

3.               The Borrower shall pay the outstanding principal in a single payment twelve months after the date written above.

4.               Borrower may pay without penalty all or a portion of the amount owed earlier than it is due.

5.               The terms of this Promissory Note may be amended by written consent of both parties to this agreement.

6.               Borrower will be in default if any of the following occurs:

a.               Borrower fails to make any payment when due;

b.              Borrower defaults in any promise Borrower has made to Lender in connection with this Note, or Borrower fails to perform promptly at the time and manner provided in this Note after 15 days notice and opportunity to cure;

c.               A receiver is appointed for any part of Borrower’s property, Borrower makes an assignment for the benefit of creditors, or any proceeding is commenced either by borrower or against Borrower under any bankruptcy or insolvency laws.

7.               Upon default, Lender at its sole discretion may declare the entire unpaid principal balance on the Note due within 15 days notice of such default if default is not cured, and then Borrower will pay that amount. Subject to any limits under applicable law, Borrower shall be responsible for, in the event of default, Lender’s reasonable attorneys’ fees which may now or hereafter be permitted by law and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction) appeals, and any anticipated post-judgment collection services. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law. This Note has been delivered to Lender and accepted by Lender in the State of California. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of the State of California. This Note shall be governed by and construed in accordance with the laws of the State of California.

8.               Lender may delay or forego enforcing any of its rights or remedied under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability.

PRIOR TO SIGNING THIS NOTE, BORROWER HAS READ AND UNDERSTOOD ALL OF THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE AND ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THE NOTE.

“Buyer”	“Seller”
MDC Services, Inc.	VantageMed Corporation
By: John M. Simpson, President

/s/ John M. Simpson	By:	/s/ Richard M. Brooks

	Name:	Richard M. Brooks

	Title:	Chief Executive Officer

EXHIBIT C

SECURITY AGREEMENT

This SECURITY AGREEMENT is made on this 19th day of September, 2003 between VantageMed Corporation, (“Secured Party”) and MDC Services, Inc. (“Debtor”).

1.               SECURITY INTEREST.    Debtor grants to Secured Party a security interest in the DentalMate Software and the customer lists as defined in the Exhibit attached hereto. The Security Interest shall secure the payment and performance of the Debtor’s promissory notes attached hereto in Exhibit A in the principal amount of Fifty Thousand ($50,000.00) Dollars.

2.               COVENENTS.    Debtor hereby warrants and covenants:

a.               The DentalMate Software will be maintained in full working condition and the Debtors will make every effort to maintain high quality support to the Customers;

b.              The Debtor will not sell, dispose, or otherwise transfer the collateral or any interest therein without the prior written consent of Secured Party, and the Debtor shall keep the collateral free from unpaid charges (including consultants), taxes, and liens (except liens placed on assets by Buyer’s financial institutions).

c.               The Debtor shall execute alone or with Secured Party any Financing Statement or other document or procure any document, and pay the cost of filing same in all public offices wherever filing is deemed by Secured Party to be necessary.

d.              Debtor shall maintain insurance at all times with respect to all collateral against risks of fire, theft,, and other such risks and in such amounts as Secured Party may require. The policies shall be payable to both the Secured Party and the Debtor as their interest appear and shall provide for ten (10) days written notice of cancellation to Secured Party.

e.               The Debtor shall make all enhancements, additions, and improvements necessary to maintain any software in good working order and condition.

3.               DEFAULT.    The Debtor shall be in default under this Agreement upon the happening of any of the following:

a.               Any misrepresentation in connection with this Agreement on the part of the Debtor.

b.              Any non-compliance with or non-performance of the Debtor’s obligations under the Note or this Agreement.

c.               If Debtor is involved in any financial difficulty as evidenced by

i.                  An assignment for the benefit of creditors, or

ii.               An attachment or receivership of assets not dissolved within thirty (30) days, or

iii.            The institution of Bankruptcy proceedings, whether voluntary or involuntary, which is not dismissed within thirty (30) days from the date on which it is filed. Upon default and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of a Secured Party under the Uniform Commercial Code. Secured Party may require the Debtor to make it available to Secured Party at a place mutually convenient. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. This Agreement shall inure to the benefit of and bind the heirs, executors, administrators, successors, and assigns of the parties. This Agreement shall have the effect of an instrument under seal.

“Buyer”	“Seller”
MDC Services, Inc.	VantageMed Corporation
By: John M. Simpson, President

/s/ John M. Simpson	By:	/s/ Richard M. Brooks

	Printed Name:	Richard M. Brooks

	Title:	CEO

EXHIBIT D

SECURITY AGREEMENT

This SECURITY AGREEMENT is made on this 19th day of September, 2003 between VantageMed Corporation, (“Secured Party”) and MDC Services, Inc. (“Debtor”).

4.               SECURITY INTEREST.    Debtor grants to Secured Party a security interest in the DentalMate Software and the customer lists as defined in the Exhibit attached hereto. The Security Interest shall secure the payment and performance of the Debtor’s promissory notes attached hereto in Exhibit B in the principal amount of Fifty Thousand ($50,000.00) Dollars.

5.               COVENENTS.    Debtor hereby warrants and covenants:

a.               The DentalMate Software will be maintained in full working condition and the Debtors will make every effort to maintain high quality support to the Customers;

b.              The Debtor will not sell, dispose, or otherwise transfer the collateral or any interest therein without the prior written consent of Secured Party, and the Debtor shall keep the collateral free from unpaid charges (including consultants), taxes, and liens (except liens placed on assets by Buyer’s financial institutions).

c.               The Debtor shall execute alone or with Secured Party any Financing Statement or other document or procure any document, and pay the cost of filing same in all public offices wherever filing is deemed by Secured Party to be necessary.

d.              Debtor shall maintain insurance at all times with respect to all collateral against risks of fire, theft,, and other such risks and in such amounts as Secured Party may require. The policies shall be payable to both the Secured Party and the Debtor as their interest appear and shall provide for ten (10) days written notice of cancellation to Secured Party.

e.               The Debtor shall make all enhancements, additions, and improvements necessary to maintain any software in good working order and condition.

6.               DEFAULT.    The Debtor shall be in default under this Agreement upon the happening of any of the following:

a.               Any misrepresentation in connection with this Agreement on the part of the Debtor.

b.              Any non-compliance with or non-performance of the Debtor’s obligations under the Note or this Agreement.

c.               If Debtor is involved in any financial difficulty as evidenced by

i.                  An assignment for the benefit of creditors, or

ii.               An attachment or receivership of assets not dissolved within thirty (30) days, or

iii.            The institution of Bankruptcy proceedings, whether voluntary or involuntary, which is not dismissed within thirty (30) days from the date on which it is filed. Upon default and at any time thereafter, Secured Party may declare all obligations secured hereby immediately due and payable and shall have the remedies of a Secured Party under the Uniform Commercial Code. Secured Party may require the Debtor to make it available to Secured Party at a place mutually convenient. No waiver by Secured Party of any default shall operate as a waiver of any other default or of the same default on a future occasion. This Agreement shall inure to the benefit of and bind the heirs, executors, administrators, successors, and assigns of the parties. This Agreement shall have the effect of an instrument under seal.

“Buyer”	“Seller”
MDC Services, Inc.	VantageMed Corporation
By: John M. Simpson, President

/s/ John M. Simpson	By:	/s/ Richard M. Brooks

	Printed Name:	Richard M. Brooks

	Title:	CEO